Exhibit 99.1

Aytu BioPharma Expands and Extends Lending Agreement with Eclipse Following Agreement to Commercialize First-in-Class Antidepressant EXXUA™

Term loan maturity extended by 12 months to June 2029

Principal balance on term loan expanded to $13.0 million from $11.1 million currently

Expanded revolving line of credit facility by $1.5 million

Expanded facilities allow for added working capital flexibility as commercial launch of EXXUA is anticipated to occur in the fourth calendar quarter of 2025

DENVER, CO / June 23, 2025 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced it has successfully expanded and extended its lending agreement with Eclipse Business Capital LLC (“Eclipse”), providing added working capital flexibility as the Company prepares for the commercial launch of EXXUA™ (gepirone) extended-release tablets (“EXXUA”). Gepirone is a new chemical entity, and EXXUA is the first-in-class selective serotonin 5HT1a receptor agonist approved by the United States Food and Drug Administration (“FDA”) for the treatment of major depressive disorder (“MDD”) in adults.

Earlier this month, Aytu announced an exclusive agreement to commercialize EXXUA in the United States entering the Company into the over $22 billion United States prescription MDD market. Over 340 million antidepressant prescriptions were written in 2024 in the United States, yet significant unmet needs remain considering the unacceptable side effects associated with current therapeutics. EXXUA has demonstrated significant improvement in depression symptoms in clinical trials involving more than 5,000 patients and, notably, the incidence of sexual side effects experienced with EXXUA was comparable to placebo.

“Following the transformational agreement we entered into earlier this month to commercialize EXXUA, which included the closing of a $16.6 million public offering priced at the market and included the full exercise of the overallotment, we have successfully expanded and extended our lending agreement with Eclipse to provide added working capital flexibility as we prepare for the EXXUA launch later this calendar year,” commented Josh Disbrow, Chief Executive Officer of Aytu. “With EXXUA expected to serve as a major growth catalyst for us for years to come, it is gratifying to have the support of equity shareholders and lending partners that support the potential ahead of us,” Disbrow concluded.

The Company will provide additional details regarding the terms and conditions of the agreement with Eclipse in its Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA™ (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD), Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), and a line of legacy products, including Karbinal® ER (carbinoxamine maleate), Poly-Vi-Flor® and Tri-Vi-Flor®. To learn more, please visit aytubio.com.

About EXXUA

EXXUA is a novel oral selective serotonin 5HT1a receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults. EXXUA is also being developed for other psychiatric disorders.

INDICATIONS and IMPORTANT SAFETY INFORMATION for EXXUA

INDICATIONS

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

Antidepressants increased the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors.

EXXUA is not approved for use in pediatric patients.

Do not take EXXUA if you:

●	are allergic to EXXUA or any of the ingredients in EXXUA.
●	have a prolonged QTc interval greater than 450 msec or congenital long QT syndrome.
●	are taking medicines known as strong CYP3A4 inhibitors. Ask your healthcare provider if you are not sure if you are taking one of these medicines.
●	have severe liver problems.
●

are taking, or have stopped taking within the last 14 days, a medicine called a monoamine oxidase inhibitor (MAOI), including the antibiotic linezolid or intravenous methylene blue. Ask your healthcare provider or pharmacist if you are not sure if you take an MAOI, including the antibiotic linezolid or intravenous methylene blue.

Do not start taking an MAOI for at least 14 days after you have stopped treatment with EXXUA.

EXXUA may cause serious side effects, including:

Changes in the electrical activity of your heart called QT prolongation. QT prolongation can cause irregular heartbeats that can be life-threatening. Your healthcare provider will check the electrical activity of your heart with a test called an electrocardiogram (ECG) and will also do blood tests to check your levels of body salts (electrolytes) before and during treatment with EXXUA. Your healthcare provider may check your electrolytes more often during treatment if you have heart failure, a slow heart rate, abnormal levels of electrolytes in your blood, or if you take other medications that can prolong the QT interval of your heartbeat.

A potentially life-threatening problem called serotonin syndrome can happen when EXXUA is taken with certain other medicines.

Manic episodes may happen in people with bipolar disorder who take EXXUA.

Please read FULL PRESCRIBING INFORMATION for EXXUA.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by introductory words such as “anticipate,” “believe,” “expects,” “intends,” “may,” “plan,” “should,” “subject to,” “will,” “would” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding the use of proceeds from the amended lending agreement, the future commercial prospects of EXXUA and the Company’s other products, and the overall financial and operational outlook for the Company. For such statements, Aytu claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Aytu’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and those factors disclosed in Aytu’s filings with the SEC, including its Annual Report on Form 10-K filed on September 26, 2024, and its Quarterly Reports on Form 10-Q. These forward-looking statements represent Aytu’s judgment as of the time of this release. Aytu disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com